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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement.
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2)).
[ ]  Definitive Proxy Statement.
[ ]  Definitive Additional Materials.
[X]  Soliciting Material Pursuant to Section 240.14a-12

                                 ENDOCARE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             DOUGLAS O. CHINN, M.D.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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                                 not applicable
--------------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

                                 not applicable
--------------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                                 not applicable
--------------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

                                 not applicable
--------------------------------------------------------------------------------
     5) Total fee paid:

                                 not applicable
--------------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

         Douglas O. Chinn, M.D. is filing materials contained in this Schedule 14A with the Securities and Exchange Commission in connection with a possible solicitation of proxies in support of the election of Chinn's nominee to the Board of Directors of Endocare, Inc. (the "Company") at the 2003 annual meeting of the stockholders of the Company or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Meeting"). Chinn and the other participants identified below in the possible proxy solicitation have not made a determination at this time whether or not to proceed with a proxy solicitation.

         Item 1: On April 7, 2003, Chinn issued the following press release announcing that it sent letters to the Company's directors requesting that they resign from the Company's Board of Directors in favor of a slate of nominees identified by Chinn.

                                                       Contact:
                                                       MacKenzie Partners, Inc.
                                                               Larry Dennedy
                                                               (212) 929-5239
                                                               -or-
                                                               Charlie Koons
                                                               (212) 929-5708

FOR IMMEDIATE RELEASE
---------------------

Endocare, Inc. Shareholder Calls on Entire Board of Directors to Immediately Step Down and Appoint New Board.

Criticizes Board's failure to take actions necessary to resolve Endocare's significant accounting and operational problems.

ARCADIA, CALIFORNIA - APRIL 7, 2003 - Douglas O. Chinn, M.D. today announced that he has sent a letter to the Board of Directors of Endocare (OTC:ENDO) calling for the immediate resignation and replacement of the entire Board of the company. In his letter, Dr. Chinn, a longtime shareholder of the company and a licensee to the company of certain essential intellectual property said, "It has become apparent to me that the Board is ineffective in resolving Endocare's significant accounting and operational problems."

         Dr. Chinn added, "Endocare's inability to resolve its accounting issues has resulted in Endocare being delisted from the NASDAQ National Market. Currently, Endocare stock is traded over the counter, with a severely limited trading market. Worse, the stock price has declined from a high in October, 2001 of $23.94 per share to a current $2.80 per share. In spite of the loss of shareholder value, Endocare's Board has not articulated a plan to remedy the financial reporting and credibility issues raised by Endocare's auditor, KPMG."

         The letter also cites: the company's failure to file financial statements, serious concerns about the lack of disclosure about the recently conducted internal investigations of Endocare's financials, failure to adequately disclose concerns expressed by KPMG, Endocare's former auditor, when KPMG withdrew its audit report, and the subsequent termination of KPMG. In addition, the letter cites: the investigation by the SEC and the Department of Justice into the accounting and business practices of Endocare, the class action litigation against the Board of Directors and management's inability to explain publicly the company's operating costs and burn rate in its April 2nd conference call.

         Dr. Chinn has named seven individuals to replace the current Board, including himself, with substantial expertise in healthcare, finance and accounting, financial controls, sales and marketing, management and business growth.


-more-

ENDOCARE SHAREHOLDER RELEASE (CON'T)



THE TEXT OF DR. CHINN'S LETTER FOLLOWS:



                              DOUGLAS O. CHINN M.D.
                           65 N. FIRST AVE., SUITE 102
                                ARCADIA, CA 91006


April 7, 2003


Board of Directors of Endocare, Inc.
c/o Endocare, Inc.
201 Technology Drive,
Irvine, California 92618

Dear Gentlemen:

         On March 10, 2003, Lawrence R. Samuels, my legal counsel, sent you a letter on my behalf detailing my disappointment with your performance as directors and requesting your resignations from the Board of Directors (the "Board") of Endocare, Inc. ("Endocare"). Mr. Samuels has not, however, received your response to his March 10, 2003 letter. Without a response to his letter and with little, if any, public disclosure by Endocare about its financial and operational condition, I had hoped that the April 2, 2003 "Company Update Conference Call" (the "April 2 Call") would serve as a vehicle for more information about Endocare's current position; unfortunately little substantive information was provided.

         It has become apparent to me that the Board is ineffective in resolving Endocare's significant accounting and operational problems. Furthermore, based on the April 2 Call, it is apparent to me that Endocare's management is also ineffective at articulating a specific plan to resolve Endocare's current problems and to restore confidence in Endocare.

         More importantly, because Endocare has released only cryptic and sporadic disclosures about the status of its accounting and auditor issues, and virtually no information about its financial condition, neither the public markets nor I am able to assess the current or potential future value of Endocare stock with any confidence. I have come to suspect that your failure to respond to my March 10, 2003 letter to you raising my concerns about Endocare reflects indifference to the plight of stockholders.

         As such, I hereby demand that the Board take the actions necessary to replace Endocare's current directors with the slate of directors identified herein. Endocare's problems, your inability to address those problems and the reasons behind my demand for your resignation are detailed below.

         FAILURE TO FILE FINANCIAL STATEMENTS. Endocare has not issued financial statements since July 24, 2002. Worse, KPMG LLP ("KPMG"), Endocare's former auditor, has publicly announced that in its view the 2001 and 2002 financial statements should not be relied upon. In addition, on the April 2 Call, Endocare's management did not deny that the 2001 and 2002 financial statements are unreliable. Endocare's management further refused to discuss Endocare's financial performance until Ernst & Young provides a new audit report. The net effect of these failings is that the most recent accurate and reliable financial statements are over two years old, which is inadequate to provide me or any other investor with a current picture of Endocare's health or sustainability.

         THE INTERNAL INVESTIGATION. According to KPMG's letter to the SEC dated March 14, 2003 (the "KPMG's SEC Filing"), on October 24, 2002, Joseph Hafermann, your former acting controller, contacted one or more of you to express concerns regarding "accounting for several transactions and other matters" and your Audit Committee instructed Brobeck, Phleger & Harrison ("Brobeck"), Endocare's outside legal counsel, to conduct an investigation of the matters raised by Mr. Hafermann. In addition, according to KPMG's SEC Filing, on or about October 29, 2002, Endocare's Audit Committee engaged Deloitte & Touche LLP ("Deloitte") to investigate the matters raised by Mr. Hafermann. However, Endocare's public disclosures have been so slipshod that Endocare had never itself disclosed that it had engaged Deloitte until the April 2 Call or that the investigations resulted in any way from Mr. Hafermann's expressed concerns, or the results of the investigation. In fact, the only recent public statement made by Endocare about Mr. Hafermann was that Endocare fired him for cause.

         AUDITOR MORASS. On November 20, 2002, Endocare announced that KPMG had withdrawn its audit report for the 2001 financials and had asserted that the Q1 and Q2 financials should not be relied upon. According to KPMG's SEC Filing, on December 11, 2002, KPMG notified the Audit Committee that, based on their SAS No. 71 review and the investigations by Deloitte "information came to [KPMG's] attention that led [KPMG] to conclude that [they] were unable to rely on the representations of management...that it was apparent to [KPMG] that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information and representations provided to [KPMG] [that] did not reflect the actual facts or substance of the transactions, and in several cases [KPMG] received inconsistent representations from management in relation to the transactions....[KPMG] further informed the Audit Committee that no single transaction or misrepresentation formed
the basis for [KPMG's] conclusion, but rather it was the totality of information and weight of the issues that came into [KPMG's] possession."

         The allegations raised by KPMG were sufficiently severe to be of material interest to me as an Endocare stockholder, however Endocare has never disclosed the details of KPMG's concerns; most of the information discussed in the preceding paragraph has only been publicly released by KPMG.

         Finally, on March 17, 2003, Endocare announced that it had terminated KPMG, without giving any explanation as to the reasons for such termination. In addition, Endocare did not announce the engagement of Ernst & Young as Endocare's new auditors until April 1, 2003.

         DELISTING AND LIQUIDITY. Endocare's inability to resolve its accounting issues has resulted in Endocare being delisted from the NASDAQ National Market. Currently, Endocare stock is traded over the counter, with a severely limited trading market. Worse, the stock price has declined from a high in October, 2001 of $23.94 per share to a current $2.80 per share. Yet, Endocare's ability to bring itself back into compliance with NASDAQ rules appears to be no more concrete than its amorphous plan to produce financials by the June time frame.

         FEDERAL INVESTIGATIONS. The SEC and the Justice Department have each launched investigations into the accounting and business practices of Endocare. It is my understanding that Endocare became aware of one or both of these investigations at least as early as January, 2003, yet Endocare did not make any disclosure about these investigations until April 1, 2003. Endocare's leisurely disclosure about these investigations demonstrates a severe lack of openness to Endocare stockholders and further calls into question the Board's performance of its duties.

         CLASS ACTION LAWSUITS. Endocare's Board and its two senior officers were also named as defendants in a series of securities class action lawsuits. The complaints charge the defendants with issuing false and misleading statements concerning Endocare's business and financial condition. These suits could, in addition to the foregoing difficulties, expose Endocare to significant liability and detract from its financial and human resources.

         MANAGEMENT. On the April 2 Call, Endocare's management stated that it would not have audited financials to the markets until, at best, June and that it was currently unable to provide the markets with guidance on its financial position and liquidity. In addition, Endocare's management admitted that it was unable to answer questions concerning its current expenses from operations. In response to questions about Endocare's "burn rate", Endocare's management refused to provide specifics and in my estimation did not demonstrate that they had a clear view of Endocare's burn rate. It is difficult for me to fathom how management could make well-informed decisions about the operation of Endocare without a clear, current and sober understanding of where Endocare's cash is going and how much cash is being spent for operations.

         In addition, although Endocare has two new members of senior management, Endocare still retains the same directors and the same Chairman of the Board who supervised the decline of Endocare; in my view, clearly, status quo leadership is not in the best interests of stockholders.

         A DRASTIC CHANGE IS NEEDED. Endocare's misfortunes have exceeded the ordinary effects of a bad economy or a tough marketplace. These misfortunes are the direct result of the failure of the Board to carry out their duties. Endocare's problems appear to be deepening and beyond the resolution of its current Board or management. In addition, Endocare's problems are not nearly as disappointing as the Board's failures to remedy them. I believe that Endocare, its stockholders, employees and customers deserve a change of each member of Endocare's Board, because only such a wholesale change will enable Endocare to solve its legal, financial, operational and public relations problems.

         Based on the foregoing, I hereby demand that all of the members of Endocare's Board resign. I further demand that you replace Endocare's Board with my slate of directors to lead and operate Endocare.

         My slate of directors includes six business leaders with substantial expertise in healthcare, finance and accounting, financial controls, sales and marketing, management and business growth. All of them are committed to improving Endocare's financial reporting, bringing Endocare back into compliance with all disclosure requirements, and restoring fiscal discipline and accountability to Endocare. All of them are willing to serve and to give their best efforts for reformation of Endocare and enhancement of stockholder value.

         Below are the names and brief biographies of my slate of directors.

         KURT LANDGRAF. Mr. Landgraf currently serves as President and Chief Executive Officer of Educational Testing Service. Mr. Landgraf formerly served as Chairman and Chief Executive Officer of Dupont Pharmaceuticals Company (a subsidiary of the DuPont Company), Executive Vice President and Chief Operating Officer and Chief Financial Officer of E.I. Dupont De Nemours, President and Chief Executive Officer of The Dupont Merck Pharmaceuticals Company, and Manager, Marketing Analysis and Planning of The Upjohn Company, among other positions. Mr. Landgraf has extensive experience in finance, accounting, marketing and management of all aspects of medical, pharmaceutical and educational companies, both in for-profit and not-for-profit companies. In addition, Mr. Landgraf has lectured in academic settings in economics, labor-relations management and marketing. Mr. Landgraf earned a Bachelor of Science from Wagner College, a Masters of Arts in Economics from Pennsylvania State University, a Masters in Education from Rutgers University, a Masters in Science from Western Michigan University and completed the Advanced Management Program at Harvard Business School. Mr. Landgraf was an officer in the United States Navy and member of the United States Naval Reserve. Mr. Landgraf would serve as a non-management director and Chairman of the Board of Directors of Endocare.

         DAVID ELLER. Mr. Eller formerly served as President of DuPont Pharmaceuticals Company - Europe, and its six European operating subsidiaries. He also served as a strategic advisor to the Chief Operating Officer of The DuPont Company and to the Chairman and Chief Executive Officer of Europe, Africa and Asia for The DuPont Company. He is currently President of Eller Holding Company. In addition, Mr. Eller has over 25 years of senior management and executive level experience with substantial expertise and experience in life sciences, biosciences, and pharmaceutical, as well as oil and gas exploration and production companies. Mr. Eller has served as Chairman of the Board of Regents of the Texas A&M University System, holding the position of Chancellor, as well. Mr. Eller has also served as a director of the Baylor College of Medicine. He earned a Bachelor of Science degree in Engineering from Texas A&M University, attended the Graduate School of Business at Stanford University and completed the Advanced Management Program at the Harvard Business School. In addition, Mr. Eller served as an officer of the United States Army.

         WILLIAM A. BARRY. Mr. Barry formerly served as Vice President of Finance and Managing Director of the European Headquarters of DuPont Pharmaceuticals Company (a subsidiary of the DuPont Company) retiring in January 2002. He currently serves as a Consultant to Bristol-Myers Squibb which acquired DuPont Pharmaceuticals Company in October 2001 in a $7.2B transaction. Mr. Barry's career with DuPont spanned over 30 years with substantial experience in finance, operations, audit and management for chemicals, pharmaceuticals and medical imaging companies.

         DOUGLAS O. CHINN, M.D. Dr. Chinn is a urologist in private practice and has been performing cryosurgery since 1993. From 1996 through 2002, he served as a consultant and leading proctor to Endocare. He continues to license his patented technology on temperature monitoring and cryosurgery to Endocare and has developed or assisted in the development of Endocare products and training materials. Dr. Chinn has extensive experience in product development and education in cryosurgery. He is co-author on several publications on cryosurgery, and has trained physicians in the United States and world-wide. His B.S. and M.D. degrees are from the University of Southern California.

         JOSEPH L. D'ANGELO. Mr. D'Angelo is the current Chief Financial Officer of Glesener Pharmacy, Inc., the founder of ten state licensed Board and Care facilities and a chain of photography retail establishments. In addition, Mr. D'Angelo has substantial expertise and experience in management and operations of residential care facilities and was a research chemist. Mr. D'Angelo earned a Bachelor of Science degree from the Philadelphia College of Pharmacy and Science.

         ROBERT PAUL FRY, M.D., JD. Dr. Fry practiced nine years as an anesthesiologist and another 20 years as a medical malpractice and product liability attorney. Dr. Fry earned an undergraduate degree from Georgetown University, his Medical Degree from Temple University, and his law degree from the University of Southern California. In addition, Dr. Fry served as a Captain in the United States Air Force.

         JOHN R. QUEEN. Mr. Queen retired after 35 years in the securities industry of which 34 were spent with Merrill Lynch, Pierce, Fenner & Smith. He has substantial experience in the management and development of businesses. Prior to retiring, he served as District Director and Senior Vice President of Merrill Lynch's Retail District which encompassed most of Southern California. Mr. Queen also helped found and served on the Board of the Long Beach Grand Prix for 25 years. Mr. Queen serves on the board of several philanthropic organizations and is Chairman elect of the San Diego Symphony Orchestra. He earned a BS in Economics from St. Mary's College of California. Mr. Queen also served in the United States Navy.

         CONCLUSION. As stated above, it is my position that the current Board will remain ineffective in addressing issues critical to Endocare's future. Further it is likely that the very act of naming a new Board of Directors will reduce the burdens Endocare must overcome in order to return to a path of success. For these reasons, I believe that replacing the current Board is a critical step in addressing and resolving Endocare's current situation.

         If you accept my proposal to replace the current Board with the slate of directors I have provided to you, I and the above-mentioned individuals will work with the existing directors to effect an orderly and professional transition of authority and will discuss with you issues relating to indemnification and a coordinated defense of the pending litigation. Following the transition, the new Board of Directors will seek to address Endocare's problems as described above and operate the business in a manner which will maximize stockholder value and the business and properties of Endocare. Finally, when such action is permitted, I intend to seek a vote of confidence from Endocare's stockholders for the election of the new slate of directors.

         I would appreciate it if you would contact David Eller (713-952-9400) or my attorney, Lawrence R. Samuels (312-750-8693) within seven (7) days of the date of this letter to discuss our next steps. If you do not accept my proposal, it is my intention to consider my other options and take whatever action I believe to be appropriate.

         I look forward to hearing from you and working together to improve the condition of Endocare.

Sincerely,

/s/ Douglas O. Chinn, M.D.

Douglas O. Chinn, M.D.

cc:   Lawrence R. Samuels

Douglas O. Chinn, M.D. is a urologist in private practice and has been performing cryosurgery since 1993. From 1996 through 2002, he served as a consultant and a leading proctor to Endocare. He continues to license his patented technology on temperature monitoring and cryosurgery to Endocare. Dr. Chinn is also a stockholder of Endocare.


Dr. Chinn has filed Soliciting Material with the Securities and Exchange Commission pursuant to Rule 14a-12 which includes participant information. Such Soliciting Material is available at no charge on the SEC's web sit at HTTP://WWW.SEC.GOV.

                                       ###

                            SUPPLEMENTAL INFORMATION


         In addition to this filing, Douglas O. Chinn, M.D. will file any additional soliciting material under Rule 14a-12 which is used in connection with the possible solicitation of proxies. Chinn will also file with the SEC any proxy materials used to solicit votes for the election of his nominees as directors of the Company at the Meeting.

         Chinn strongly advises all stockholders of the Company to read the proxy statement when it is available because it will contain important information. Such proxy statement will be available at no charge on the SEC's web site at http://www.sec.gov. In addition, the participants in any solicitation will provide copies of the proxy statement without charge upon request. Requests for copies should be directed to the participants' proxy solicitor at its toll-free number: (800) 322-2885.

         The participants in the potential proxy solicitation are Douglas O. Chinn, M.D., Kurt Landgraf, David Eller, William A. Barry, Joseph L. D'Angelo, Robert R. Frye, M.D., J.D., John R. Queen and Solana Capital Partners, Inc. (a California corporation).

         Chinn is the beneficial owner of 19,583 shares of Common Stock of the Company. None of the other potential participants in the potential proxy solicitation own shares of the Company's Common Stock.

------------------------------

Contact:

MacKenzie Partners, Inc.
(800) 322-2885